Exhibit 99.1

Rigel Announces Pricing of Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif. — January 31, 2008 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced the pricing of its public offering of 5,000,000 shares of common stock at a price of $27.00 per share. All of the shares are being offered by Rigel.  The underwriters have an option to purchase up to an additional 750,000 shares to cover over-allotments, if any. The offering is expected to close on February 6, 2008, subject to the satisfaction of customary closing conditions.

Credit Suisse Securities (USA) LLC is acting as the sole book-runner for the offering, with Thomas Weisel Partners LLC, Jefferies & Company, Inc. and Oppenheimer & Co. Inc. acting as co-managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission.  This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus.

Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010-3629 (Telephone number 1-800-221-1037).

About Rigel (www.rigel.com)

We are a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases, cancer and viral diseases. Our goal is to file one new investigative new drug application in a significant indication each year. We have achieved this goal each year beginning in 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Our productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have internal product development programs in inflammatory/autoimmune diseases, such as rheumatoid arthritis and thrombocytopenia, and cancer, as well as partnered product development programs relating to asthma and cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to complete a public offering and its strategy to further develop a portfolio of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of preclinical and clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Rigel does not undertake any obligation to update forward-looking statements.